Exhibit 99.2

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Data Solutions Group Signs Reseller Agreement with SRA International

CARLSBAD, Calif., July 21, 2010--(PR Newswire)--Patriot Scientific Corporation (OTCBB: PTSC - News) today reported that its wholly owned subsidiary, Patriot Data Solutions Group (PDSG), has entered into a strategic partnership agreement with SRA International, Inc. Under the agreement SRA will become a reseller of PDSG's Crossflo DataExchange® (CDX) line of products.  SRA serves government organizations in the national security, civil government and global health markets with technical expertise in areas including cyber security; enterprise resource planning; IT systems; strategic management consulting; systems engineering; and wireless integration.

"SRA has demonstrated a strong history of deploying solutions, such as its law enforcement product GangNet, that capitalize on information sharing," said Patriot Scientific interim CEO Cliff Flowers. "We are pleased that SRA has identified PDSG and its CDX product line as an important enhancement to initiatives that promote data sharing. We are excited about this partnership and look forward to working together on opportunities that complement existing SRA deployments as well as future initiatives."

PDSG's CDX Enterprise Solution is both an enterprise-class middleware platform and an end-to-end Justice systems integration solution. The solution includes CDX ExchangeBuilder,which enables agencies to visually model information exchanges and develop NIEM-conformant Information Exchange Package Documentation (IEPD). It includes a complete, secure, and robust data exchange platform and the CDX Enterprise Portal that represents a secure community interface for all identified Justice users. Built upon the Global Federated Identity and Privilege Management (GFIPM) framework, the CDX Portal allows Criminal Justice Information Services (CJIS) agencies to pass local security credentials and roles into the enterprise. The portal also includes CDX FindIt!, a best-of-breed data discovery application that allows users to search, sort and discover records enterprise-wide.

"In this era of an ever-expanding information glut, timely information sharing is critical to improving operational effectiveness both within an enterprise and across organizations," said SRA Senior Vice President of Offerings and Products Pat Burke.  "The need to enhance data quality through the use of structured engineering processes and tools like PDSG's CDX is key to architecting and executing the mapping, extraction, transformation, and loading routines associated with data exchanges. We look forward to leveraging PDSG's CDX to make our solutions more powerful, and easier to scale and maintain as needed," said Burke.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation (PTSC) provides data sharing and secure data solutions for a connected world. These activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio.  For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About Patriot Data Solutions Group

Patriot Data Solutions Group, Inc. ("PDSG") provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company's flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the public safety and criminal justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM) and HL7 (Health Level 7). PDSG also offers Vigilys, a software product that leverages data accessed by CDX and provides a shared, map-based, common operating picture that allows field based first responders and office based emergency managers the ability to visualize incident responses and collaborate in real-time. PDSG's technological innovation is backed by subject matter expertise and proven methodologies, facilitating the rapid exchange of actionable data in mission-critical applications such as clinical quality improvement and emergency services response management.

PDSG has been working with some of the nation's earliest and most innovative data exchange projects including one of the most advanced statewide data-sharing initiatives to be deployed in the United States.  PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB:PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.